UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2013 (January 8, 2013)

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2013, the Board of Directors (the ÒBoardÓ) of Solera Holdings, Inc. elected Thomas A. Dattilo to the Board and appointed Mr. Dattilo to the Compensation Committee of the Board.

    Mr. Dattilo, 61, is an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires. He joined Cooper in 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from 2000 until 2006. Prior to joining Cooper, he held senior positions with Dana Corporation, a provider of axles, drive shafts, off-highway transmissions and other vehicle service parts. His last position with Dana was President of its sealing products group. Mr. Dattilo currently serves as Chairman of the Board of Directors of Harris Corporation, a publicly-traded international communications and information technology company serving government and commercial markets in more than 125 countries, and as a director of Hayworth, Inc., a privately-held global designer and manufacturer of office furniture and organic workspaces. He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance. Mr. Dattilo served as a director of Cooper Tire & Rubber Company from 1999 to 2006 and Alberto-Culver Company from 2006 to May 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON BRADY
Date: January 9, 2013	Name: Jason Brady
Title: Senior Vice President, General Counsel and Secretary